EXHIBIT 12.2

         COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                        (Including Interest on Deposits)

         Astoria Financial Corporation's ratios of earnings to fixed charges (including interest on deposits) for the nine months ended September 30, 2002 and 2001 and for the five years ended December 31, 2001 were as follows:


                                           FOR THE NINE MONTHS
                                           ENDED SEPTEMBER 30,                      FOR THE YEAR ENDED DECEMBER 31,
                                           -------------------                      -------------------------------
                                            2002         2001         2001         2000         1999         1998          1997
                                          ----------  -----------  -----------  -----------  ------------ ------------  -----------
                                                                              (IN THOUSANDS)
Income before income taxes,
     extraordinary item and
     cumulative effect of
     accounting change...............     $ 280,627   $  261,829   $  345,190   $  350,695   $  399,434   $ 117,510     $ 199,724
Income tax expense...................        93,262       91,482      120,036      134,146      163,764      61,825        81,840
                                          ---------   ----------   ----------   ----------   ----------   ---------     ---------
Income before extraordinary item and
     cumulative effect of accounting
     change..........................       187,365      170,347      225,154      216,549      235,670      55,685       117,884
Extraordinary item, net of tax.......            --           --           --           --           --     (10,637)           --
Cumulative effect of accounting
     change, net of tax..............            --       (2,294)      (2,294)          --           --          --            --
                                          ---------   ----------   ----------   ----------   ----------   ---------     ---------
Net income...........................     $ 187,365   $  168,053   $  222,860   $  216,549   $  235,670   $  45,048     $ 117,884
                                          =========   ==========   ==========   ==========   ==========   =========     =========
Fixed charges:
Interest on borrowed funds...........     $ 391,653   $  436,045   $  581,616   $  613,252   $  594,344   $ 375,863     $ 232,048
Interest on deposits.................       225,472      311,831      399,989      410,101      363,156     399,602       371,543
1/3 rent expense.....................         1,386        1,321        1,771        1,710        2,231       3,033         2,266
                                          ---------   ----------   ----------   ----------   ----------   ---------     ---------
     Total fixed charges.............     $ 618,511   $  749,197   $  983,376   $1,025,063   $  959,731   $ 778,498     $ 605,857
                                          =========   ==========   ==========   ==========   ==========   =========     =========
Earnings (for ratio calculation)....      $ 899,138   $1,011,026   $1,328,566   $1,375,758   $1,359,165   $ 896,008     $ 805,581
                                          =========   ==========   ==========   ==========   ==========   =========     =========
Ratio of earnings to fixed charges..           1.45x        1.35x        1.35x        1.34x        1.42x       1.15x         1.33x

         For purposes of computing the ratios of earnings to fixed charges, earnings consists of income before income taxes, extraordinary item and cumulative effect of accounting change plus fixed charges. Fixed charges excluding interest on deposits consist of interest on short-term and long-term debt, including capital trust securities, interest related to capitalized leases and capitalized interest and one-third of rent expense, which approximates the interest component of that expense. Fixed charges including interest on deposits consist of the foregoing items plus interest on deposits.